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                                                                    EXHIBIT 12.1

DYNEGY INC.-COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES & RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
(in 000s, except ratio)

                                                                                 For the years ended
                                                     -------------------------------------------------------------------------
                                                        2001            2000             1999          1998            1997
                                                     ----------      -----------      ---------    -----------      ----------
Computation of Earnings:
 Pre-tax income from
  continuing operations                                 915,145          761,144        226,526       158,691         (149,895)
 Less: undistributed income
  from equity investees                                 142,056           86,421         13,754         6,477            4,073

  Computed Earnings                                  $  773,089       $  674,723       $212,772      $152,214        $(153,968)
                                                     ----------       ----------       --------      --------       ----------
Fixed Charges:
 Interest costs:
   Expensed                                             250,173          243,564         75,730        73,672           63,455
   Capitalized                                           20,257           30,105         16,695         7,591            8,800
 Preferred security dividends of consolidated
  subsidiaries                                           25,351           29,173         17,023        17,023           10,232
 Amortization of interest rate hedges                     2,226            2,851              -             -                -
 Amortization of financing costs                          6,840            4,146          2,434         1,320              943
 Amortization of premium                                      -                -              -        (2,568)          (6,768)
 Rental expense representative of interest
  factor                                                176,480           49,034         13,786        20,698           13,572
                                                     ----------       ----------       --------      --------       ----------
   Total fixed charges                               $  481,327       $  358,873       $125,668      $117,736       $   90,234
                                                     ----------       ----------       --------      --------       ----------
 Pre-tax computed earnings and fixed charges,
  less capitalized interest                          $1,234,159       $1,003,491       $321,745      $262,359       $  (72,534)
                                                     ==========       ==========       ========      ========       ==========
Preferred Dividends:
 Non-recurring special dividend paid to BG and
  NOVA                                                        -           31,800              -             -                -
                                                     ----------       ----------       --------      --------       ----------
 Gross-up to pre-tax based on effective tax rates    $        -       $   48,182       $      -      $      -       $        -

Ratio of earnings to fixed charges                         2.56             2.80           2.56          2.23               (a)
                                                     ----------       ----------       --------      --------       ----------
Ratio of earnings to fixed charges and preferred
 dividends                                                 2.56             2.47           2.56          2.23               (a)
                                                     ----------       ----------       --------      --------       ----------

(a) Earnings were inadequate to cover fixed charges for the year ended December 31, 1997 by approximately $72.5 million.